EXHIBIT 99.1

                                                             NEWS RELEASE

For Immediate Release:

Contact:          Andy Beindorf, President & CEO
                  Telephone: (772) 563-2329


Indian River Banking Company posts 2nd quarter Earnings

Indian River Banking Company announced the financial results for the second quarter ending June 30, 2003. The company earned $1.20 million after taxes in the second quarter of 2003, compared to $1.39 million during the same period in 2002. Results in the second quarter of 2003 were negatively impacted by a 19% increase in noninterest expenses as compared to the second quarter of 2002. This increase is primarily attributable to the costs associated with opening the Company's newest branch facility in February, 2003. The new branch in Melbourne, Florida had grown to $30.7 million in deposits at June 30, 2003. In addition net interest income was down 4% from the corresponding period in 2002 due to the overall decline in market rates. These negative factors were partially offset by a 36% increase in noninterest income. The Company noted a 41% increase in fee and service charge income and a 67% increase in gains from the sale of loans.

Earnings for the six months ending June 30, 2003 were $2.46 million compared to $2.84 million in the period ending June 30, 2002. The decline in overall earnings for the six month period ended June 30, 2003 as compared to the corresponding period in 2002 can be attributed to the increased operating expenses noted in discussing the quarterly results as well as the fact that earnings for the first six months of 2002 included $469 thousand in gains on the sale of securities, net of taxes, compared to only $104 thousand of such gains in 2003. The company restructured its investment portfolio in the first quarter of 2002 to reduce credit and interest risk and exposure to corporate securities, and as a result recognized an unusually high level of gains.

On a per share basis, earnings per basic share for the second quarter of 2003 were $0.55 compared to the $0.65 per share in the second quarter of 2002 (adjusted for a 10% stock dividend paid in February, 2003). For the six month period ending June 30, 2003, earnings per basic share were $1.13 as compared to $1.33 per share in the same period of 2002 (also adjusted for the 10% stock dividend paid in February, 2003).

Andy Beindorf, President and CEO reported that total assets of the company's primary subsidiary, Indian River National Bank (IRNB), were $516 million at June 30, 2003, a 32.1% increase from $419 million in assets reported on June 30, 2002. Mr. Beindorf indicated that the company's growth was primarily due to the company's continued commitment to developing relationship deposit accounts in its primary market areas. He reported that total deposits at IRNB had increased by $78.2 million or 23.1% during the twelve month period ended June 30, 2003.

IRNB, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $500 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 8 offices from Vero Beach to Rockledge. IRNB specializes in small business banking, in addition to traditional banking services. Financial services offered include: consumer, commercial, and residential lending, as well as Internet banking. Further information is available at www.irnb.com

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